Exhibit 99.1

[Logo of Sparton Corporation]

NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation
Sparton Corporation Is Exploring Expansion in Southeast Asia

JACKSON, Mich.—July 29, 2003 —In order to address the demands of the global economic environment, Electronics Design and Manufacturing Services (EMS) provider, Sparton Corporation (NYSE:SPA), announced it is developing a plan to expand its manufacturing operations in Southeast Asia.

Currently in the exploratory phase, Sparton is considering expanding its manufacturing operations with an additional facility in Vietnam. This manufacturing base would provide Sparton customers with an alternative solution for cost reductions as well as access to a new and growing market.

With the investment in a facility in Vietnam, Sparton anticipates further development of its market strategy by reaching beyond its current focus of regulated businesses with high mix and low to medium volume.

The opportunity is a joint venture between Sparton and Texatronics, Inc. Texatronics, located in Richardson, Texas is a member of the Sparton Alliance Network. Texatronics would have a minority investment in the venture and assist in the management of operations.

Sparton Corporation (NYSE:SPA) now in its 103rd year, provides high mix, low to medium volume electronics contract manufacturing services utilizing six manufacturing locations encompassing over 700,000-sq. ft. along with numerous alliance partner facilities throughout North America and Europe. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing and post-manufacturing services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing service range from repair depot, direct ship, distribution management to field support.

For more information, please contact Rhonda Aldrich, Sparton Corporation at (517) 787-8600 or visit the Sparton website at http://www.sparton.com/.

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